Exhibit 7.32

This Deed of Release is made the 18th of January 2019

By:

(1)                                 GOPHER GLOBAL CREDIT FUND II (the “Mortgagee”).

In Favour of:

(2)                                 SHANGHAIMED, INC. of a company incorporated and existing under the laws of the British Virgin Islands (registration number: 572820) with its registered office at Moore Stephens International Services (BVI) Limited, Palm Grove House, P.O. Box 3186, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (the “Mortgagor”).

Whereas:

(A)                               Pursuant to the term loan facility agreement dated 24 August 2018, between the Mortgagor as borrower and the Mortgagee as lender (the “Agreement”), the Mortgagee provided to the Mortgagor a US Dollar term loan facility in an aggregate amount equal to US$11,000,000, subject to the terms and conditions set out in the Agreement.

(B)                               Pursuant to an equitable mortgage over shares in iKang Healthcare Group, Inc. (the “Company”) between the Mortgagor and the Mortgagee dated 24 August 2018 (the “Share Mortgage”), the Mortgagor secured the Secured Obligations (as defined in the Share Mortgage) due, owing or payable by the Mortgagor.

(C)                               Concurrently with the occurrence of the Merger Effective Date and the creation of Security under the Holdco Share Mortgage (as defined in the Agreement) pursuant to the terms and conditions of the Agreement, the Mortgagee has agreed to release all the security created by the Share Mortgage over and in respect of Mortgaged Shares (as defined in the Share Mortgage) and discharge the Mortgagor from all obligations owed under or pursuant to the Share Mortgage.

Now this Deed witnesseth as follows:

1                                         Release

With effect from the date of this Deed, the Mortgagee:

(a)                                 hereby acknowledges the full discharge of the Secured Obligations;

(b)                                 hereby releases the Mortgaged Shares (the “Secured Property”) from the Share Mortgage;

(c)                                  hereby assigns to the Mortgagor all of the Mortgagee’s right, title, benefit and interest in and to the Secured Property created under or pursuant to the Share Mortgage so that, from the date of this Deed, the same shall be held by the Mortgagor free and discharged from all security and encumbrances created under or pursuant to the Share Mortgage;

(d)                                 hereby releases and discharges the Mortgagor from all obligations, liabilities, costs, claims and demands of any nature arising under or pursuant to the Share Mortgage;

(e)                                  shall, as soon as reasonably practicable following execution of this Deed deliver to the Mortgagor:

(i)                                   all certificates (if any) and other documents of title relating to the Mortgaged Shares delivered pursuant to Clause 4.1 of the Share Mortgage;

(ii)                                the executed but undated share transfer form delivered pursuant to Clause 4.2 of the Share Mortgage; and

(iii)                             all other documents and information delivered to the Mortgagee under or pursuant to the Share Mortgage; and

(f)                                   hereby consents to the removal of the notation of the existence of the Share Mortgage from the register of members of the Company.

2                                         Revocation of Power of Attorney

The Mortgagor, with the consent of the Mortgagee, hereby revokes the power of attorney contained in the Share Mortgage and every power and authority thereby conferred provided that:

(a)                                 nothing herein contained shall affect the validity of any act or thing done by the Mortgagee pursuant to such power of attorney prior to the date of execution of this Deed; and

(b)                                 such power of attorney shall be deemed not to have been revoked if any release, discharge or assignment shall be in any way be void by reason of any payment being set aside or proving invalid or which would otherwise permit the same to be reinstated under and in accordance with the Share Mortgage.

3                                         Further Assurance

The Mortgagee agrees that it will (at the cost and expense of the Mortgagor) do or procure the doing of all things and/or execute all documents as may reasonably be necessary to give effect to this Deed.

4                                         Counterparts

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

5                                         Law and Jurisdiction

This Deed shall be governed by, and construed in accordance with, the laws of the Cayman Islands.

In witness whereof this Deed has been executed and delivered as deed on the day and year first above written.

EXECUTED AS A DEED	)
By the Mortgagee	)
acting by: LIU HUI	)	/s/ LIU HUI
Director

EXECUTED AS A DEED	)
By the Mortgagor	)
Signed by	)
for and on behalf of	)
SHANGHAIMED, INC.	)	/s/ LIGANG ZHANG
Director